Exhibit 99.1

DALLAS, August 26, 2025

AT&T to Acquire Spectrum Licenses from EchoStar

Investment in critical U.S. communications infrastructure supercharges AT&T’s converged connectivity leadership strategy and furthers goal of becoming the best connectivity provider in America

Key Takeaways:

•

$23 billion acquisition will add an average of approximately 50 MHz of low-band and mid-band spectrum to AT&T’s holdings – covering virtually every market across the U.S. and positioning AT&T to maintain long-term leadership in advanced connectivity across 5G and fiber

•	Transaction powers improved and capital-efficient long-term growth by accelerating the Company’s ability to add converged subscribers with both 5G wireless and home internet services in more places

•	Leading AT&T network will enable continued EchoStar participation in wireless industry through long-term wholesale network services agreement

•	AT&T reiterates full-year 2025 financial guidance and capital return plans including an expected $20 billion of share repurchase capacity during 2025-2027

Note: The Company will provide more details around the planned spectrum acquisition, its long-term strategy and plans to drive strong returns to shareholders today at 8:30 a.m. ET. The webcast, replay and related materials will be available at investors.att.com.

AT&T (NYSE:T) (the Company) has agreed to purchase certain wireless spectrum licenses from EchoStar (NASDAQ: SATS) for a total of approximately $23 billion, subject to certain adjustments.

AT&T and EchoStar have also agreed to enhance their long-term wholesale network services agreement, enabling EchoStar to operate as a hybrid mobile network operator (MNO) providing wireless service under the Boost Mobile brand. AT&T will be the primary network services partner to EchoStar as it continues to serve wireless customers.

“This acquisition bolsters and expands our spectrum portfolio while enhancing customers’ 5G wireless and home internet experience in even more markets,” said John Stankey, Chairman and CEO, AT&T. “No one brings wireless and fiber internet to more places or

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does it better than AT&T – and we do it with the industry’s first and only guarantee for both wireless and fiber. We’re adding fuel to our winning strategy of investing in valuable wireless and broadband assets to become America’s best connectivity provider.”

Spectrum purchase transaction details

AT&T will acquire approximately 30 MHz of nationwide 3.45 GHz mid-band spectrum and approximately 20 MHz of nationwide 600 MHz low-band spectrum for approximately $23 billion in an all-cash transaction, subject to certain adjustments.

These licenses cover virtually every market across the U.S. – over 400 markets in total – significantly strengthening AT&T’s low-band and mid-band spectrum holdings.

AT&T intends to begin deploying these mid-band licenses, which are compatible with its 5G network, as soon as possible. The Company expects to support the deployment of these licenses, as well as the acquired low-band licenses, within the multi-year capital investment* guidance provided with its second quarter 2025 earnings release. Additionally, AT&T maintains the fiber expansion targets it provided with its second quarter earnings release.

The transaction is expected to close in mid-2026, subject to certain closing conditions, including regulatory approvals.

Serving Americans with the best connectivity experience

The announced acquisition furthers AT&T’s goal of becoming the best connectivity provider in America while delivering significant value to customers, shareholders and the Company. This transaction will:

•

Position AT&T to maintain long-term leadership in advanced, high-performance connectivity – across 5G and fiber. AT&T already operates the largest wireless network in the U.S. and was the first major carrier to announce plans to lead the U.S. in commercial scale open radio access network (Open RAN) deployment. The acquired licenses will allow AT&T to continue to be a leader in wireless through enhanced 5G coverage, even greater reliability and faster speeds.

When combined with the Company’s fiber internet network – the largest and fastest growing in the U.S. – these enhancements to its 5G network position AT&T to meet critical connectivity needs for consumers, businesses and first responders today and well into the future.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

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The next generation of connectivity is beginning to emerge and will require networks with even greater capacity as data demand grows. This move positions AT&T to be at the forefront of enabling emerging AI and IoT use cases, such as AI-native devices, autonomous vehicles and advanced robotics.

•

Give American consumers more choice when selecting home internet and wireless services the way they prefer – together. As a result of this transaction, AT&T expects to accelerate and expand availability of its advanced fixed wireless home internet service – AT&T Internet Air. This includes areas where the Company intends to offer AT&T Fiber in the future. By rapidly deploying these mid-band spectrum licenses, the Company has the ability to quickly grow its base of AT&T Internet Air customers in these areas and migrate them to AT&T Fiber over time.

The acquired licenses also enhance AT&T’s opportunity to transition customers from legacy copper-based phone and internet services to next generation connectivity such as AT&T Internet Air and AT&T Phone – Advanced in areas that AT&T will not reach with fiber.

•

Drive improved and capital efficient long-term growth. By accelerating and expanding the Company’s opportunity to offer advanced connectivity across the country, AT&T expects this transaction to support strong and sustained growth in its high-value base of converged customers that subscribe to both its home internet and 5G wireless services.

The Company also expects to achieve long-term operating efficiencies as the acquisition of these licenses will reduce the need to boost network capacity through the capital-intensive construction of additional cell sites.

AT&T reiterates 2025 financial guidance and capital returns plans, intends to return to long-term net leverage target over time

As a result of actions to strengthen the balance sheet over the past several years, the Company is able to take advantage of this strategic opportunity.

AT&T intends to finance the spectrum purchase transaction with cash on hand and incremental borrowings. Following the closing of the transaction, AT&T expects its net debt-to-adjusted EBITDA ratio* to increase to the 3x range and to return to a level consistent with its leverage target in the 2.5x range within approximately 3 years.

AT&T maintains the capital returns plan outlined at its 2024 Analyst & Investor Day and updated with its second quarter 2025 earnings release, including $20 billion of capacity for

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.	Page 3

share repurchases during 2025-2027. The Company expects to maintain a consistent approach to capital returns during 2028-2029 while reducing its net debt-to-adjusted EBITDA ratio*, supported by improved long-term growth in service revenue and Adjusted EBITDA from this transaction and strong free cash flow.

AT&T reiterates all full-year 2025 financial guidance and the long-term financial outlook provided with its second quarter 2025 earnings report, which includes expectations for growth in consolidated service revenue, adjusted EBITDA* and adjusted EPS* as well as its outlook for free cash flow* and capital investment*. The Company does not expect a material impact to adjusted EPS and free cash flow from this transaction during the first 24 months following deal close, with accretion to both metrics expected in the third year.

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Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise. Adjusted EBITDA, adjusted EPS, capital investment, free cash flow and net debt-to-adjusted EBITDA estimates depend on future levels of revenues, expenses, cash from operating activities, capital expenditures, vendor financing payments and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics and related ratios without unreasonable effort.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

About AT&T

We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

For more information, contact:

Brittany Siwald

AT&T Corporate Communications

Phone: (214) 202-6630

Email: brittany.a.siwald@att.com

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.	Page 4